Exhibit B

WARRANT PURCHASE AGREEMENT
This Warrant Purchase Agreement (this "Agreement") is dated as of April 27, 2015 by and between Growblox Sciences, Inc., a Delaware corporation (the "Company" or "Growblox") and  Lazarus Investment Partners LLLP ("LIP") and Lazarus Israel Opportunities Fund LLLP ("LIOF" and together with LIP, the "Sellers").
RECITALS
A.    WHEREAS, Sellers are the holders of "B" warrants to purchase an aggregate of 4,000,000 shares of common stock of the Company (the "Warrants"); and
B.    WHEREAS,  the Company has offered to purchase the Warrants entitling the holders to purchase 4,000,000 shares of Growblox common stock (the "Warrant Shares"), for $0.01 for each Warrant Share issuable by upon full exercise of the Warrants and Sellers are willing to accept the Company's offer as provided herein.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Sellers and the Company mutually agree as follows:
ARTICLE I
SALE AND PURCHASE
1.1            Transfer of Warrants.  Contemporaneously with the execution of this Agreement, LIP will sell, transfer and deliver to the Company the Warrants to purchase 3,000,000 Warrant Shares and LIOF will sell, transfer and deliver to the Company the Warrants to purchase 1,000,000 Warrant Shares, in each case, duly endorsed for transfer to the Company with the assignment form to the Company duly executed.

1.2            Payment to Sellers.  Contemporaneously with the execution of this Agreement, the Company will pay to LIP, by wire transfer of immediately available funds to a bank account designated by LIP, a purchase price of $30,000.00, and pay to LIOF, by wire transfer of immediately available funds to a bank account designated by LIOF, a purchase price of $10,000.00; such payments aggregating $40,000.00, referred to herein as the "Purchase Price."

1.3            Closing.  The closing of the sale and purchase of the Warrants will take place by mail, overnight delivery, email, fax and/or wire transfer in accordance with arrangements satisfactory to the Company and the Sellers.
ARTICLE II
MISCELLANEOUS
2.1             Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

2.2            Duly Authorized; No Conflict.  All necessary corporate action to duly approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken by the Company.  This Agreement constitutes the valid and binding obligations of the Company enforceable in accordance with its terms.  The execution, delivery, and performance of this Agreement by the Company does not conflict with, or result in the termination or breach of any term, condition, or provision of, or constitute a default under the certificate of incorporation or bylaws of the Company, or any contract, lease, agreement, or other instrument or condition to which the Company is a party or is bound and will not violate any law, regulation, or judgment to which the Company is subject.

2.3            Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns.

2.4            No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

2.5            Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

2.6            Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Purchase Agreement to be duly executed as of the date first indicated above.

LAZARUS INVESTMENT PARTNERS LLLP

By:   Lazarus Management Company LLC,
         Its General Partner`

By:  /s/  Justin B. Borus
Name:  Justin B. Borus
Title:  Manager

LAZARUS ISRAEL OPPORTUNITIES FUND LLLP
`
By:    Lazarus Management Company LLC,
          Its General Partner`

By:  /s/  Justin B. Borus
Name:  Justin B. Borus
Title:  Manager

GROWBLOX SCIENCES, INC.

By:/s/ Craig Ellins
Name:
Title:  Craig Ellins, CEO

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